                                                                      Exhibit 22


                        REPORT OF INSPECTORS OF ELECTION
                         FOR ADVO, INC.'S ANNUAL MEETING
                            HELD ON JANUARY 16, 2003


I, John J. Boryczki, Assistant Vice President of Mellon Investor Services, LLC Transfer Agent and Registrar of the Company, and David M. Stigler, Senior Vice President and General Counsel of ADVO, Inc. having been duly appointed as Inspectors of Election for the Annual Meeting of Shareholders of ADVO, Inc. held on Thursday, January 16, 2003, at the Company's headquarters, One Univac Lane, Windsor, CT, report as follows:


There were present, in person or by proxy, 16,811,879 shares of common stock or 84.81% at the Annual Meeting.


The following votes of common stock were cast as follows:


PROPOSAL #1:  ELECTION OF DIRECTORS

DIRECTOR NAME                                 FOR                  WITHHELD
-------------                                 ---                  --------
Todd Brown                                 15,964,598               847,281
David Dyer                                 16,034,985               776,894
John Mahoney                               15,962,425               849,454
Gary M. Mulloy                             16,313,769               498,110
Howard H. Newman                           15,962,854               849,025
John R. Rockwell                           16,032,404               779,475
Bobbie Gaunt                               16,365,936               445,943

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2003

FOR                                        15,433,647                 91.80%
AGAINST                                     1,373,892                  8.17%
ABSTAIN                                         4,340                  0.03%


No other matters were submitted for a vote at this Meeting.


/s/ JOHN J. BORYCZKI                   /s/ DAVID M. STIGLER
------------------------------         --------------------
John J. Boryczki                       David M. Stigler
Assistant Vice President               Senior Vice President
Mellon Investors Services, LLC         Chief Legal and Public Affairs Officer,
                                       General Counsel and Corporate Secretary